Exhibit 99.1

January 30, 2014

Sanofi

54, rue La Boétie

75414 Paris, France

Attn: Philippe Goupit, Vice President, Corporate Licenses, Strategy & Development

Re: Extension of Option Periods

Dear Philippe:

Sanofi and Regulus Therapeutics Inc. (“Regulus”) are parties to that certain Option Letter, dated as of June 21, 2013 (the “Option Letter”). Capitalized terms used and not expressly defined in this letter shall have the meanings attributed to them in the Option Letter.

The parties hereto hereby acknowledge and agree that as of December 31, 2013, the parties were actively negotiating the miR-21 Co-Development Agreement and the microRNA Collaboration Agreement, and accordingly the Regulus Option Period and the Sanofi Option Period were automatically extended for an additional thirty (30) days until January 30, 2014.

The parties hereto now desire to extend the Regulus Option Period and the Sanofi Option Period as set forth herein. Accordingly, in consideration for the mutual promises set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend the Option Letter as follows:

1.	The third paragraph under the header “Regulus Option:” is hereby amended and restated to read in its entirety as follows: “The Regulus Option shall expire on February 14, 2014, or upon execution of the miR-21 Co-Development Agreement, whichever occurs first (“Regulus Option Period”).”

2.	The second paragraph under the header “Sanofi Option:” is hereby amended and restated to read in its entirety as follows: “The Sanofi Option shall expire on February 14, 2014 or upon execution of the microRNA Collaboration Agreement, whichever occurs first (“Sanofi Option Period”).”

Except as expressly modified by this letter, all terms and conditions set forth in the Option Letter shall remain unchanged.

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In order to confirm Sanofi’s agreement to this letter, please return one countersigned copy of this letter to me via email at xxxxx@regulusrx.com or by courier to my attention to 3545 John Hopkins Court, Suite 210, San Diego, California 92121, USA.

Sincerely, on behalf of Regulus,

/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.
President and Chief Executive Officer

Agreed on behalf of Sanofi,

/s/ Philippe Goupit
Philippe Goupit
Vice President, Corporate Licenses
Strategy & Business Development